Exhibit 4.4

AMPLIDATA NV

Antwerpse Steenweg 19, 9080 Lochristi

Ondernemingsnummer: 0882.574.492

(the “Company”)

STOCK OPTION PLAN 2014 (‘PLAN’)

[Translated document]

INVESTMENT IN THE SHARES ACQUIRED UPON EXERCISE OF THE STOCK OPTIONS IS VERY RISKY. THE COMPANY IS A TECHNOLOGY COMPANY AND THE VALUE OF THE SHARES OF SUCH COMPANIES TENDS TO BE VERY VOLATILE. WHETHER YOU WILL MAKE A PROFIT ON YOUR INVESTMENT WILL, INTER ALIA, DEPEND OF THE PERFORMANCE OF THE COMPANY AND THE INTERNATIONAL MARKETS FOR TECHNOLOGY COMPANIES. YOU COULD LOOSE YOUR ENTIRE INVESTMENT.

YOU ARE ADVISED TO OBTAIN INDEPENDENT AND EXPERT ADVICE TO FORM YOUR OWN OPINION ABOUT THE STRENGTHS AND WEAKNESSES OF SUCH INVESTMENT.

THE PLAN, THE OFFER AND THE ACCEPTANCE FORM NOR ANY OTHER DOCUMENT GOVERNING THE RELATIONSHIP BETWEEN THE COMPANY AND THE PARTICIPANT CONTAIN ANY OBLIGATION OF THE COMPANY OR ANY OF ITS SHAREHOLDERS, TO REPURCHASE OR PURCHASE THE SHARES ACQUIRED BY PARTICIPANTS UPON EXERCISE OF THE STOCK OPTIONS. IT MAKES NO DIFFERENCE WHETHER THE PARTICIPANT REMAINS EMPLOYED BY THE COMPANY OR ANY OF SUBSIDIARIES. FURTHERMORE, THERE IS NO PUBLIC MARKET FOR THE SHARES, NOR IS ONE EXPECTED IN THE NEAR FUTURE. YOUR INVESTMENT MAY THEREFORE REMAIN ILLIQUID FOR A LONG PERIOD OF TIME.

The purposes of this Plan are to support and achieve the following corporate and human resource objectives:

(a)	to provide long-term incentives for employees, directors, managers and consultants of the Company and its Subsidiaries, who are in a position to contribute to the success and growth of the Company;

(b)	to stimulate the participation in the Companies’ capital by employees, directors, managers and consultants, to stimulate the long-term cooperation with such persons and to ensure the personal motivation of employees, directors, managers and consultants with respect to the further growth of the Company;

(c)	to assist the Company and any of its Subsidiaries in retaining employees, directors, managers and consultants with the requisite experience and skills; and

(d)	to create a mutual interest between the Participants, on the one hand, that are given the opportunity to participate in the growth of the Company by exercising their Stock Options, and, on the other hand, the shareholders of the Company, who’s interest is focused on the capital gain.

Each Stock Option entitles the beneficiary thereof to subscribe to one Common Share. The total number of Common Shares that may be subject of grants of Stock Options under this Plan shall not exceed 71,308 including any sub stock option plans.

AMPLIDATA NV

Antwerpse Steenweg 19, 9080 Lochristi

Ondernemingsnummer: 0882.574.492

(the “Company”)

STOCK OPTION PLAN 2014 (‘PLAN’)

The Plan shall be administered by the Board of Directors of the Company. Subject to the express provisions of this Plan and provided that all actions taken shall be consistent with the purposes of the Plan, the Board of Directors shall have full and complete authority and the sole discretion to:

•	determine which directors, members of management, employees and consultants can participate in this Plan;

•	select the Participants to whom Stock Options will be offered under this Plan;

•	determine the allocation rules for different categories of Participants;

•	establish the terms and conditions upon which the Stock Options may be granted to and/or exercised by the Participants;

•	establish the vesting conditions of the Stock Options;

•	determine or amend any restrictions and conditions of the Stock Options or the Shares of the Company, including, but not limited to, providing for limitations on the Participant’s right to exercise the Stock Options on or after Termination of the Employment Agreement, Consultancy Agreement or Director’s mandate;

•	adopt and implement specific sub-stock option plans per jurisdiction in which Participants are employed that supplement this Plan and qualify under the specific regulatory and tax provisions of the respective jurisdictions in which Participants are employed by the Company or any Subsidiary; and

•	adopt all rules and regulations, establish, define and/or interpret these and any other terms and conditions, and make all determinations deemed necessary or desirable for the administration of this Plan.

1.	Definitions

The following terms shall have the following meaning:

Offer	The offer of Stock Options to the Participants in accordance with article 3.2.2.;

Shares	The shares of the Company;

Employment Agreement	The agreement made in accordance with the law of July 3 1978 (or a similar agreement as made in compliance with a different judicial system) following which a person works under an employment contract with the Company or any of its Subsidiaries;

Beneficiary	The person that has been appointed by the Participant in accordance with article 3.3.5.2. to exercise the rights of the Participant after the death of the Participant;

Director	A member of the Board of Directors of the Company or any Subsidiary;

Consultancy Agreement	The agreement other than an Employment Agreement on the basis of which services are delivered to the Company or any Subsidiary.

AMPLIDATA NV

Antwerpse Steenweg 19, 9080 Lochristi

Ondernemingsnummer: 0882.574.492

(the “Company”)

STOCK OPTION PLAN 2014 (‘PLAN’)

Change of Control	(i) a sale or merger following which Shares representing at least 50% of the voting rights of the issued Shares are transferred to one or more persons or entities other than persons or entities that hold securities immediately prior to such transaction; or (ii) the sale, contribution or other transfer of all or substantially all assets of the Company upon or following a liquidation of the Company;

Date of Offer	The date the Stock Options are offered to the Participants in accordance with article 3.2.2.;

Date of Issuance	The date the Stock Options are issued;

Termination of the Employment Agreement, the Consultancy Agreement, Director’s mandate	The date on which the termination, for whatever (or no) reason, of the Employment Agreement, the Consultancy Agreement or the mandate as Director of the Participant has been notified to the Participant, with the exception of a termination accompanied by a simultaneous execution of an Employment Agreement, Consultancy Agreement or appointment as Director with the Company or any Subsidiary (at the latest upon effective termination of the Employment Agreement, Consultancy Agreement or appointment as Director, i.e. upon expiry of the possible notice period);

Participant	The persons who are offered Stock Options, i.e. persons that at the Date of Offer are bound to the Company by an Employment Agreement, Consultancy Agreement or by a mandate as Director. The amount of Stock Options to be offered to the Participants are determined in accordance with article 3.2.2.;

Common Shares	The shares class A of the Company;

IPO	A first public offering with a view on a public offer of new issued and/or existing Shares of the Company and/or the listing of these Shares on a regulated market;

Board of Directors	The board of directors of the Company;

Vesting Start Date	The date, applicable for a specific Participant, as of which the Stock Options held by the relevant Participant start vesting as described in article 3.2.5;

Exercise Period	The period or periods during which the Participant may exercise the Stock Options in accordance with article 3.3.4. in exchange for Common Shares;

Exercise Price	The price payable by the Participant for the exercise of one Stock Option, as determined herein;

AMPLIDATA NV

Antwerpse Steenweg 19, 9080 Lochristi

Ondernemingsnummer: 0882.574.492

(the “Company”)

STOCK OPTION PLAN 2014 (‘PLAN’)

Company	Amplidata NV, having its registered seat at Antwerpse Steenweg 19, 9080 Lochristi, company registration number 0882.574.492;

Subsidiary	A with the Company affiliated company in the meaning of article 11 of the Belgian Companies Code;

Stock Option	Means a right to subscribe to new Common Shares to be issued in accordance with the Plan;

Stock Option Beneficiary	The person that is registered in the stock option registry of the Company as owner of one or more Stock Options.

2.	Stock Option Price and Exercise Price

The Stock Options shall be offered at an issue price of EUR 0.

Any Stock Option entitles the beneficiary thereof to subscribe to one Common Share in accordance with the terms and conditions described below.

The Exercise Price of the Stock Options shall be at least equal to the fair market value of the Common Shares as determined – at the time of the Offer – in the valuation report established by or on behalf of the Board of Directors and confirmed by the statutory auditor of the Company.

3.	Terms and conditions of the Stock Options

3.1. Shares: class and quantity

Any Stock Option entitles the beneficiary thereof to subscribe to one (1) Common Share (subject to potential changes to the exercise ratio described further).

3.2. Stock Options: Offer, acceptance and vesting

3.2.1.	Participants

The Stock Options shall be offered to Participants.

The Company shall apply the appropriate (parafiscal) tax treatment in case Stock Options are granted to a physical person that is bound by an Employment Agreement, Consultancy Agreement or a mandate as Director and who is subject to the provisions of the Law of March 26 1999.

3.2.2.	Offer of Stock Options to Participants

The Stock Options are offered to the Participants on the basis of a resolution of the Board of Directors (who is entitled to delegate this competence), that shall determine (i) the persons that shall be Participants (ii) the amount of Stock Options to be offered to a Participant; and (iii) any additional terms and conditions applicable to the Stock Options.

AMPLIDATA NV

Antwerpse Steenweg 19, 9080 Lochristi

Ondernemingsnummer: 0882.574.492

(the “Company”)

STOCK OPTION PLAN 2014 (‘PLAN’)

The Participants are informed in writing of the Offer. The Offer indicates the amount of Stock Options offered to the Participant, as well as the terms and conditions. This notification shall be accompanied with an acceptance form. Following the Date of Offer the procedure of articles 3.2.3- 3.2.4. applies.

3.2.3.	Acceptance Period

Every Participant has a period of sixty (60) calendar days following the Date of Offer to inform the Company by means of the acceptance form whether he or she accepts or refuses all or part of the Stock Options offered. The acceptance can only relate to all or a part of the Stock Options offered, but not to a part of one Stock Option.

In case of acceptance of the Offer, the acceptance form must be returned to the Company. The Participant that did not inform the Company within a period of sixty (60) calendar days following the Date of Offer about his or her acceptance and/or refusal, shall irrevocable be considered to have refused the Offer. The Offer expires automatically upon the expiry of said period of sixty (60) calendar days and no acceptance of the offered Stock Options shall be possible thereafter.

The acceptance form shall contain a specific power of attorney to confirm, on behalf and for the account of the Participant, to have read and understood all provisions of the bylaws of the Company, to have studied these bylaws thoroughly and to explicitly agree to the submission to the provisions of the bylaws of the Company.

3.2.4.	Stock Option Grants

Upon expiry of the aforementioned period of sixty (60) calendar days, the amount of accepted Stock Options is determined. The authorised representative shall proceed within a reasonable period of time with the confirmation of the issuance of the amount of Stock Options that were accepted by the Participants.

The Stock Options that were not accepted can be offered again to Participants.

3.2.5.	Vesting of the Stock Options

Without prejudice to the other exercise terms of the Stock Options (e.g. articles 3.3.5 and 3.3.6) the accepted Stock Options shall vest in accordance with the vesting schedule described below, unless the Board of Directors adopts a different vesting schedule in its sole discretion. The below described vesting schedule does however not apply to Stock Options granted to Incubaid BVBA that are immediately vested the date of accepting the Offer. Incubaid BVBA shall be entitled to use the accepted Stock Options for the realization of an own stock option incentive plan to the benefit of its employees, consultants and managers. Incubaid BVBA shall be entitled to grant options to the Stock Options, or to transfer the Stock Options to its own selected participants.

AMPLIDATA NV

Antwerpse Steenweg 19, 9080 Lochristi

Ondernemingsnummer: 0882.574.492

(the “Company”)

STOCK OPTION PLAN 2014 (‘PLAN’)

12/48th of the Stock Options accepted by the Participant shall be vested 12 months following the Vesting Start Date. The remaining Stock Options shall vest at a rate of 1/36th per month over a 36- month period following the thirteenth (13th) month of the Vesting Start Date; and provided that the Termination of the Employment Agreement, the Termination of the Consultancy Agreement or the Termination of a Director’s mandate did not occur prior to the relevant vesting date.

Vesting shall always apply to full Stock Options. In case 12/48th or 1/36th, as the case may be, of the Stock Options granted to the Participant does not equal an integral number, this number shall be rounded of downwards. The thus neglected fractions shall vest as soon as they add up to one.

Upon Termination of the Employment Agreement, Termination of the Consultancy Agreement or Termination of a Director’s mandate between one of the dates referred to above, no Stock Options will vest during for that part of a month.

3.3. Other terms with respect to the Stock Options

3.3.1.	Issue Price

The issue price of a Stock Option is EUR 0 (zero).

3.3.2.	Exercise Price

The Exercise Price of the Stock Options shall be at least equal to the fair market value of the Common Shares as determined – at the time of the Offer – in the valuation report established by or on behalf of the Board of Directors and confirmed by the statutory auditor of the Company.

3.3.3.	Term of a Stock Option

The term of Stock Option shall be 10 years as from the date of issuance.

3.3.4.	Exercise Periods

Without prejudice to the provisions of articles 3.2.5, 3.3.5 and 3.3.6, vested Stock Options can be exercised in accordance with the provisions of articles 3.3.9, during the second 15 days of each calendar semester (the “Exercise Period(s)”), it being understood that the Board of Directors shall be entitled to define additional Exercise Period(s) at its sole discretion. The second 15 days of the last complete calendar semester within the term of a Stock Option is considered the last Exercise Period. Every Exercise Period shall be closed on the last banking day of the Exercise Period concerned.

AMPLIDATA NV

Antwerpse Steenweg 19, 9080 Lochristi

Ondernemingsnummer: 0882.574.492

(the “Company”)

STOCK OPTION PLAN 2014 (‘PLAN’)

The Stock Option Beneficiary shall be entitled to exercise all or a part of the vested Stock Options during an Exercise Period, and to postpone the exercise of not exercised Stock Options to a next Exercise Period, subject however to the exceptions and limitations set out in articles 3.3.5 and 3.3.6.

The Stock Options that are exercisable the moment of closure of the last Exercise Period shall automatically become null and void.

The Board of Directors is entitled to define one or more additional Exercise Period(s) between the Date of Issuance and the end of the last Exercise Period.

3.3.5.	Exercise of Stock Options: exceptions and limitations

3.3.5.1.	Termination of the Employment Agreement, Termination of the Consultancy Agreement or Termination of a Director’s mandate

(i)	Termination of the Employment Agreement, the Consultancy Agreement or a Director’s mandate for just cause

Upon Termination by the Company of: (i) the Employment Agreement for just cause (in the meaning of article 35 of the law of July 3 1978 or any other applicable labour law in Belgium or abroad), (ii) the Consultancy Agreement for breach of contract by the consultant; or (iii) the Director’s mandate for gross default of the Director, all Stock Options held by the Participant who is also the Stock Option Beneficiary (or who has transferred the Stock Options to its controlling shareholder pursuant to article 3.3.7) and that have not been exercised, whether vested or not, shall automatically expire and become null and void.

(ii) Termination of the Employment Agreement, the Consultancy Agreement or a Director’s mandate for reasons other than referred to in articles 3.3.5.1, 3.3.5.2 and 3.3.5.3

Upon Termination of the Employment Agreement, the Consultancy Agreement or a Director’s mandate of a Participant who is also the Stock Option Beneficiary (or who has transferred the Stock Options to its controlling shareholder pursuant to article 3.3.7), for another reason than the reasons referred to in articles 3.3.5.1, 3.3.5.2 and 3.3.5.3, the vested Stock Options must be exercised by the Participant during the then running Exercise Period or the Exercise Period immediately following such termination. The Board of Directors may, at its sole discretion, at the latest upon the expiry of said Exercise Period, decide that the vested Stock Options held by the Participant can be exercised further in accordance with the terms and conditions of the Stock Options. The Stock Options that are not vested the moment of Termination of the Employment Agreement, the Consultancy Agreement or a Director’s mandate shall expire automatically and become null and void.

AMPLIDATA NV

Antwerpse Steenweg 19, 9080 Lochristi

Ondernemingsnummer: 0882.574.492

(the “Company”)

STOCK OPTION PLAN 2014 (‘PLAN’)

3.3.5.2.	Death

In the event a Stock Option Beneficiary deceases while a vested Stock Option is not yet exercised and if such vested Stock Option is still exercisable in accordance with the terms and conditions of the Plan, or may become exercisable, all Stock Options that are not exercised are transferred to the Beneficiary. The Stock Options that are not vested in accordance with article 3.2.5 the moment of the decease expire automatically and become null and void.

A Stock Option Beneficiary can only appoint his or her spouse or husband and/or one or more legal heirs as Beneficiary.

The appointment, as well as any revocation or re-appointment of a Beneficiary must be done in writing.

In the event that no Beneficiary was appointed, the Beneficiary shall be the legal heirs as appointed per the applicable law of succession. In case there are different heirs, all heirs acting jointly or, as the case may be, a person appointed to represent all heirs, shall be considered the Beneficiary.

3.3.5.3.	Retirement/disability

In the event of Termination of the Employment Agreement, Termination of the Consultancy Agreement or Termination of the Director’s mandate of the Participant as a consequence of the legal retirement of the Participant or as a consequence of permanent disability of the Participant, the vested Stock Options shall remain exercisable in accordance with the provisions of this Plan. The Stock Options that are not vested in accordance with article 3.2.5 the moment of Termination of the Employment Agreement, Termination of the Consultancy Agreement or Termination of the Director’s mandate expire automatically and become null and void.

3.3.6.	Change of Control

3.3.6.1	Acceleration

In the event of a Change of Control the Board of Directors shall be entitled to decide to accelerate the exercise of all or part of the Stock Options. In case of early exercise the Board of Directors shall also be entitled to decide whether or not the Stock Options automatically expire if they are not exercised in the then running or the next Exercise Period.

3.3.6.2	Drag Along

The Common Shares that the Stock Option Beneficiary acquires following the exercise of the Stock Options after the occurrence of a Change of Control event shall be subject to a drag along right (the obligation of the Stock Option Beneficiary to sell its Common Shares at the terms and conditions as accepted by a majority of the shareholders of the Company), mutatis mutandis as described in the bylaws of the Company, as amended from time to time.

AMPLIDATA NV

Antwerpse Steenweg 19, 9080 Lochristi

Ondernemingsnummer: 0882.574.492

(the “Company”)

STOCK OPTION PLAN 2014 (‘PLAN’)

3.3.7.	Transferability

No transfer of Stock Options may be effected, unless (i) in accordance with article 3.3.5.2 of this Plan; (ii) in case the transfer has been approved by the Board of Directors; and (iii) in case of a transfer by a legal person to its physical person – controlling shareholder, provided that the Company is notified thereof and provided that the controlling shareholder remains the controlling shareholder of the transferring legal entity. In case the controlling shareholder ceases to be the controlling shareholder of the legal entity the Stock Options transferred to him/her automatically expire and become null and void.

3.3.8.	Underlying Securities

3.3.8.1. Every Stock Option entitles the beneficiary thereof to subscribe to one (1) Common Share (subject to potential changes to the exercise ratio described further).

The transferability of the Common Shares is subject to the transfer restriction set out in the bylaws of the Company, as applicable the moment of transfer, including, amongst others, the provisions related to the transfer of securities including a possible drag along right that, in certain conditions, can result in an automatic transfer of Common Shares for the account of an owner of Common shares without any consent of the owner concerned being necessary.

The Common Shares issued following the exercise of Stock Options shall entitle the Participant to a dividend counting as of the first day of the accounting year during which the Stock Options are exercised.

3.3.8.2. The Company shall only be obliged to issue Common Shares to the benefit of the Stock Option Beneficiary upon compliance with the provisions of article 3.3.9. Upon exercise of the Stock Options no fractions of Common Shares shall be issued.

The Common Shares shall be issued following the end of the relevant Exercise Period as soon as reasonably possible and taking into account the necessary administrative and corporate formalities.

Following the issuance of the Common Shares the Board of Directors shall ensure registration of these Common Shares in the name of the Stock Option Beneficiary in the shareholder’s register of the Company.

3.3.9.	Exercise procedure

An exercisable Stock Option shall be deemed to be exercised upon receipt by the Board of Directors, no later than the last day of the Exercise Period of:

•	A registered letter (with proof of receipt) addressed to the registered seat of the Company for the attention of the Board of Directors indicating that a Stock Option or a number of Stock Options are exercised. The notification shall expressly indicate the number of Stock Options being exercised;

AMPLIDATA NV

Antwerpse Steenweg 19, 9080 Lochristi

Ondernemingsnummer: 0882.574.492

(the “Company”)

STOCK OPTION PLAN 2014 (‘PLAN’)

•	Full payment of the Common Shares that are being subscribed to, by wire transfer to an account of the Company that shall be communicated by the Company;

•	in the event of the exercise of Stock Options by a person or persons other than the Participant, the submission of appropriate evidence of the right of such person or persons to exercise the Stock Option; and

•	any declaration and documents which the Board of Directors deems necessary or desirable in accordance with any applicable legal and regulatory provision, and of which the Board of Directors requires submission.

Regardless of the moment (within the relevant Exercise Period) on which all above actions have been executed, the Stock Options shall be deemed to be exercised the last day of the Exercise Period.

3.3.10.	Costs and taxes

All costs related to the issuance of Common Shares shall be borne by the Company.

Stamp duties, stock exchange taxes and other similar duties or fees that are due pursuant to the exercise of the Stock Options and the delivery of the new Common Shares are to be borne by the Participant.

3.4. Modifications to the capital structure of the Company – reservation of rights

Deviating from the stipulations of article 501 of the Belgian Companies’ Code, and without prejudice to the legally defined exceptions, the Company shall be entitled to adopt any resolution which it deems necessary with respect to its capital, securities, articles of incorporation or its management, including but not limited to a capital decrease with or without distribution to shareholders, a capital increase by means of incorporating reserves regardless of the issuance of new shares, a capital increase by means of a contribution in kind, a capital increase by means of a contribution in cash regardless of a limitation of the preferential subscription right of the existing shareholders, the issuance of shares of a new category, the issuance of Common Shares, the issuance of convertible bonds, the issuance of preferred stock, the issuance of bonds cum warrant, the issuance of bonds or naked warrants, modifications of the bylaws with respect to the distribution of profit or liquidation preferences or modifications of other rights attached to Common Shares or Shares, a stock split, distribution of dividends, dissolution of the Company, a merger, a demerger or a contribution or

AMPLIDATA NV

Antwerpse Steenweg 19, 9080 Lochristi

Ondernemingsnummer: 0882.574.492

(the “Company”)

STOCK OPTION PLAN 2014 (‘PLAN’)

transfer of a totality of assets or of a branch regardless of such event is accompanied by an exchange of Common Shares or Shares. The Company is entitled to adopt any of these resolutions, even if such resolutions would imply a reduction in the benefits conferred to the Participants, unless such reduction would be manifestly the only purpose of such resolutions.

The amount of Common Shares that shall be issued in case of a split of Common Shares or in case of merge of Common Shares, shall be adapted automatically allowing the Stock Option Beneficiary upon the exercise of the Stock Options to subscribe to an amount of Common Shares equal to the amount of Common Shares the Stock Option Beneficiary would have acquired if the Stock Options would have granted the Stock Option Beneficiary the right to subscribe to Common Stock and the Stock Option Beneficiary would have exercised the Stock Options immediately prior to the stock split or merger of Common Shares and his Common Shares would thus have been subject to the stock split or merger of Common Shares.

In the event of a merger or demerger, and without prejudice to the provisions of article 3.3.6.1, the Board of Directors shall use its best endeavors to procure that the Stock Options that are outstanding the date of such event are replaced by stock options giving right to ordinary shares of the merged or demerged entity in accordance with the exchange ratio applied to the then existing Common Shares of the Company.

3.5. Securities law compliance

The Company, in its discretion, may postpone the issuance and delivery of any Stock Option or Common Shares as may be necessary to achieve compliance with the provisions of any applicable Belgian, or other foreign securities laws or regulations, including without limitation, the public offering, registration or other requirements in respect of the Stock Options or Common Shares, as the Company may consider appropriate.

Any Transfer of Common Shares acquired upon exercise of the Stock Options under the Plan must comply with the provisions of any applicable securities laws or regulations, including without limitation, public offering, registration or other requirements. In case of any proposed transfer of Common Shares issued under the Plan, the Company will require that the proposed transferee first provide the Company with an appropriate opinion of counsel (which opinion must be in form, substance and scope customary for opinions of counsel in comparable transactions) to the effect that the Common Shares to be transferred may be transferred pursuant to applicable securities laws and regulations.

Furthermore, the Company shall not be obligated to register the Stock Options or Common Shares under Belgian or other foreign securities laws (or to register them at any time thereafter). The Company may require that prior to the issuance or exercise of a Stock Option and the issuance, acquisition or transfer of a Common Share, the Participant enter into a written agreement to comply

AMPLIDATA NV

Antwerpse Steenweg 19, 9080 Lochristi

Ondernemingsnummer: 0882.574.492

(the “Company”)

STOCK OPTION PLAN 2014 (‘PLAN’)

with any restrictions on subsequent transfer that the Company deems necessary or advisable under any applicable securities laws. Certificates of SOP Shares issued hereunder may bear a legend reflecting such restrictions.

3.6. Right to Stock Options

No Employee of the Company or any other person shall have any claim or right to be a Participant in this Plan. Neither this Plan nor any action taken hereunder shall be construed as (i) giving the Participant a right or entitlement to further participation in this Plan, or (ii) giving the Participant any right to be retained in the employment of, or continue to be affiliated with, the Company or any Subsidiary thereof, or (iii) giving the Participant any equity or interest of any kind in any assets of the Company, or (iv) creating a fiduciary relationship of any kind between the Participant and the Company.

3.7. Taxes

The Participant shall be solely liable for and undertakes to pay any income or other taxes, social security contributions, penalties or interest due by the Participant and/or the Company in connection with the grant, vesting or exercise of a Stock Option, or the acquisition, holding or transfer of the Common Shares acquired upon exercise of the Stock Options.

Pursuant to applicable laws, the Company (including, for purposes of this paragraph, a Subsidiary) may be required to collect income or other taxes, social security contributions, penalties or interest, upon the grant, vesting or exercise of a Stock Option. The Company may require, as a condition to the grant or exercise of a Stock Option, or at such other time as it may consider appropriate, that the Participant pay the Company the amount of any taxes, social security contributions, penalties or interest which the Company may determine is required to be withheld or collected, and the Participant shall comply with the requirement or demand of the Company. In its discretion, the Company may withhold Common Shares to be received upon exercise of the Stock Option if it deems this an appropriate method for withholding or collecting taxes, social security contributions, penalties or interest.

3.8. Miscellaneous

3.8.1.	Applicable law

The Stock Options and the terms and conditions of the Plan are governed by Belgian law.

3.8.2.	Jurisdiction

Any dispute in relation the Stock Option or the terms and conditions of the Plan shall exclusively be submitted to the exclusive jurisdiction of the competent courts of Ghent, Belgium.

AMPLIDATA NV

Antwerpse Steenweg 19, 9080 Lochristi

Ondernemingsnummer: 0882.574.492

(the “Company”)

STOCK OPTION PLAN 2014 (‘PLAN’)

3.8.3.	Notifications

Any notification to the Stock Option Beneficiary shall be sent by registered mail to the (last known) address or hand delivered against acknowledgement of receipt.

Any notification to the Company shall be sent by registered mail to the registered seat of the Company or hand delivered against acknowledgement of receipt.

Any notification is deemed delivered three working days following the date as postmark of the registered letter. Changes of address must be notified in accordance with this article.